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                                                             Exhibit 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (Dollars in Millions)



                               Three Months Ended       Six Months Ended
                              ---------------------   --------------------
                                June 27,  June 28,     June 27,  June 28,
                                 1997       1996         1997      1996
                              ----------  ---------    --------  --------
Pretax earnings from
  continuing operations ....   $  784      $  698       $1,551     $1,369
Add: Fixed charges .........    4,101       2,846        7,772      5,642
                              -------     -------      -------    -------
Pretax earnings before fixed
  charges ..................   $4,885      $3,544       $9,323     $7,011
                              -------     -------      -------    -------
                              -------     -------      -------    -------
Fixed charges:
  Interest .................   $4,038      $2,808       $7,646     $5,565
  Other (A) ................       63          38          126         77
                              -------     -------      -------    -------
  Total fixed charges ......    4,101       2,846        7,772      5,642

  Preferred stock dividend
    requirements ...........       15          19           32         37
                              -------     -------      -------    -------
  Total combined fixed
    charges and preferred
    stock dividends ........   $4,116      $2,865       $7,804     $5,679
                              -------     -------      -------    -------
                              -------     -------      -------    -------
Ratio of earnings to fixed
  charges ..................     1.19        1.25         1.20       1.24
Ratio of earnings to combined
  fixed charges and
  preferred stock
  dividends ................     1.19        1.24         1.19       1.23





(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.